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                                                                   EXHIBIT 10.19

                                CREDIT AGREEMENT

        This Credit Agreement (the "Agreement") is made and entered into this 2nd day of February, 1996, by and between SANWA BANK CALIFORNIA (the "Bank") and PSYCHIATRIC MANAGEMENT RESOURCES, INC. (the "Borrower"), on the terms and conditions that follow:

                                    SECTION I

                                   DEFINITIONS

        1.01 CERTAIN DEFINED TERMS: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

               (a) "Account Debtor": shall mean the person or entity obligated to the Borrower or any Guarantor upon an account, general intangible or contract right arising from a contract for psychiatric services with a hospital.


               (b) "Advance": shall mean an advance to the Borrower under the Line of Credit.

               (c) "Borrowing Base": shall mean, as determined by the Bank from time to time, the lesser of., (i) 50% of the aggregate amount of Eligible Accounts of the Borrower; or (ii) $3,000,000.

               (d) "Business Day": shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

               (e) "Collateral": shall mean the property described in Section 3.02, together with any other personal or real property in which the Bank may be granted a lien or security interest to secure payment of the Obligations.

               (f) "Compliance Certificate": shall mean the compliance certificate substantially in the form of Exhibit "A" attached hereto and incorporated herein by this reference.

               (g) "Debt": shall mean all liabilities of the Borrower less Subordinated Debt.

               (h) "Effective Tangible Net Worth": shall mean the Borrower's stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items).

               (i) "Eligible Account": shall mean, at any time, the gross amount, less returns, discounts, credits or offsets of any nature, of the accounts arising from a contract for psychiatric services with a hospital owing to the Borrower or any Guarantor by Account Debtors containing selling terms not exceeding 30 days but excluding the following:

                    (1) Accounts with respect to which the Account Debtor is an officer, employee or agent of the Borrower.

                    (2) Accounts with respect to which goods are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor may be conditional.

                    (3) Accounts with respect to which the Account Debtor is not a resident of the United States except to the extent such accounts are supported by adequate Eximbank insurance or other insurance acceptable to the Bank or by irrevocable letters of credit issued by banks satisfactory to the Bank.

                    (4) Accounts with respect to which the Account Debtor is the United States or any department or agency thereof.


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                    (5) Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with, the Borrower or its shareholders, officers or directors.

                    (6) Accounts with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower.

                    (7) That portion of the accounts of any single Account Debtor that exceeds 20% of all of the Borrower's accounts.

                    (8) Accounts which have not been paid in full within 60 days from the date payment was due or 90 days from the original date of invoice, whichever is less.

                    (9) All accounts of any single Account Debtor if 50% or more of the dollar amount of all such accounts are represented by accounts which have not been paid in full within 60 days from the date payment was due or 90 days from the original date of invoice, whichever is less.

                    (10) Accounts which are subject to dispute, counterclaim or setoff.

                    (11) Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.

                    (12) Accounts with respect to which the Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.

                    (13) Accounts of any Account Debtor who has filed or had filed against it a petition in bankruptcy, or an application for relief under any provision of any state or federal bankruptcy, insolvency or debtor-in-relief acts; or who has had appointed a trustee, custodian or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

                    (14) Accounts classified on the Borrower's or any Guarantor's financial statements as insufficient interim payments, claims in review or contractuals.

               (j) "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

               (k) "EVENT OF DEFAULT": shall have the meaning set forth in
Section 7.

               (1) "EXPIRATION DATE": shall mean August 30, 1997 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to
Section 8, whichever shall occur first.

               (m) "INDEBTEDNESS": shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.

               (n) "LINE OF CREDIT": shall mean the credit facility described in
Section 2.

               (o) "OBLIGATIONS": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Advances.

               (p) "PERMITTED LIENS": shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any

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property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 6.09 hereof; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and
(vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets.

               (q) "REFERENCE RATE": shall mean an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate.

               (r) "SUBORDINATED DEBT": shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

          1.02 ACCOUNTING TERMS: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

          1.03 OTHER TERMS: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

                                    SECTION 2

                               THE LINE OF CREDIT

          2.01 THE LINE OF CREDIT: On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed the Borrowing Base. Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.01.

          2.02 MAKING LINE ADVANCES: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions. Subject to the requirements of Section 4, Advances shall be made by the Bank upon telephonic or written request in form acceptable to the Bank received from the Borrower, which request shall be received not later than 2:30 p.m. (California time) on the date specified for such Advance, which date shall be a Business Day. Requests for Advances received after such time may, at the Bank's option, be deemed to be a request for an Advance to be made on the next succeeding Business Day.

          2.03 MANDATORY REPAYMENTS:

               (a) If at any time the aggregate principal amount of the outstanding Advances shall exceed the applicable Borrowing Base, the Borrower hereby promises and agrees, immediately upon written or telephonic notice from the Bank, to pay to the Bank an amount equal to the difference between the outstanding principal balance of the Advances and the Borrowing Base.

               (b) On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

        2.04 INTEREST ON ADVANCES: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower pursuant to paragraph 2.05 or 2.06 below:

               (a) A variable rate equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such Reference Rate plus 1% per annum (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

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               (b) A fixed rate quoted by the Bank for 30, 60, 90, 120 or 180 days or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration
Date) [the "Eurodollar Interest Period"] for Advances in the minimum amount of $500,000. Such interest rate shall be a percentage approximately equivalent to 3% in excess of the Bank's Eurodollar Rate which is that rate determined by the Bank's Treasury Desk as being the approximate rate at which the Bank could purchase offshore U.S. dollar deposits in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Eurodollar Interest Period (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the purchase by the Bank of such U.S. dollar deposits) [the "Eurodollar Rate"]. An Advance based upon the Eurodollar Rate is hereinafter referred to as a "Eurodollar Advance".

        Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

        Interest on Variable Rate Advances and Eurodollar Advances shall be paid monthly commencing on the last day of the month following the date of the first such Advance and continuing on the last day of each month thereafter.

        If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

        2.05 NOTICE OF BORROWING: Upon telephonic notice which shall be received by the Bank at or before 12:00 p.m. (California time) on a business day, the Borrower may borrow under the Line of Credit by requesting:

               (a) A Variable Rate Advance. A Variable Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 12:00 p.m. on the day such Advance is requested to be made, such Variable Rate Advance may, at the Bank's option, be made on the next business day.

               (b) A Eurodollar Advance. Notice of any Eurodollar Advance shall be received by the Bank no later than two business days prior to the day (which shall be a business day) on which the Borrower requests such Eurodollar Advance to be made.

        2.06 NOTICE OF ELECTION TO ADJUST INTEREST RATE: Upon telephonic notice which shall be received by the Bank at or before 12:00 p.m. (California time) on a business day, the Borrower may elect:

               (a) That interest on a Variable Rate Advance shall be adjusted to accrue at the Eurodollar Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the day (which shall be a business day) on which the Borrower requests that interest be adjusted to accrue at the Eurodollar Rate.

               (b) That interest on a Eurodollar Advance shall continue to accrue at a newly quoted Eurodollar Rate or shall be adjusted to commerce to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the last day of the Interest Period pertaining to such Eurodollar Advance. If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any Eurodollar Advance shall continue to accrue at the newly quoted Eurodollar Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the Interest Period pertaining to such Advance.

          2.07 PREPAYMENT: The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the Eurodollar Rate, no prepayment shall be made on any Advance bearing interest at the Eurodollar Rate except on a day which is the last day of the Interest Period pertaining thereto. If the whole or any part of any Eurodollar Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss (including loss of profit resulting from the re-employment of funds) sustained by the Bank as a consequence of such prepayment.

          2.08 INDEMNIFICATION FOR EURODOLLAR RATE COSTS: During any period of time in which interest on any Advance is accruing on the basis of the Eurodollar Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or

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requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Eurodollar Rate.

          2.09 CONVERSION FROM EURODOLLAR RATE TO VARIABLE RATE: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Eurodollar Rate (i) is infeasible because the Bank is unable to determine the Eurodollar Rate due to the unavailability of U.S. dollar deposits, contracts of certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event the Eurodollar Advance shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate.

          2.10 LINE ACCOUNT:

              (a) The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Line of Credit (the "Line Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

               (b) The Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank under the Line of Credit is not made when due, to charge, from time to time, against any or all of the Borrower's deposit accounts with the Bank any amount so due.

          2.11 LATE PAYMENT: If any payment of principal (other than a principal payment due pursuant to Section 2.03(b)) or interest, or any portion thereof, under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

          2.12 COMMITMENT FEE: The Borrower agrees to pay to the Bank a commitment fee on the unused portion of the Line of Credit of .25% per annum, computed on a year of 360 days for actual days elapsed, and payable quarterly in arrears with the first such payment due April 30, 1996.

                                    SECTION 3

                          LETTERS OF CREDIT/COLLATERAL

          3.01 LETTER OF CREDIT FACILITY: Subject to the terms hereof, the Bank agrees to issue commercial letters of credit and standby letters of credit (each a "Letter of Credit") on behalf of the Borrower for general corporate purposes. At no time, however, shall the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the sum of $3,000,000 and, together with the total principal amount of all Advances, exceed the Line of Credit.

               (a) Upon the Bank's request, the Borrower shall promptly pay to the Bank issuance fees of 1/8% per annum for commercial letters of credit and 1.5% per annum for standby letters of credit and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

               (b) The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no Letter of Credit shall expire on a date which is after the Expiration Date.

               (c) Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

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               (d) Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m.(California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank's standard form of application for issuance of a Letter of Credit with proper insertions.

               (e) The Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

          3.02 THE COLLATERAL: To secure payment and performance of all the Borrower's Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property ("Collateral"):

               (a) All goods now owned or hereafter acquired by the Borrower or in which the Borrower now has or may hereafter acquire any interest, including, but not limited to, all machinery, equipment, furniture, furnishings, fixtures, tools, supplies and motor vehicles of every kind and description, and all additions, accessions, improvements, replacements and substitutions thereto and thereof.

               (b) All inventory now owned or hereafter acquired by the Borrower, including, but not limited to, all raw materials, work in process, finished goods, merchandise, parts and supplies of every kind and description, including inventory temporarily out of the Borrower's custody or possession, together with all returns on accounts.

               (c) All accounts, contract rights and general intangibles now owned or hereafter created or acquired by the Borrower, including, but not limited to, all receivables, goodwill, trademarks, trade styles, trade names, patents, patent applications, software, customer lists and business records.

               (d) All documents, instruments and chattel paper now owned or hereafter acquired by the Borrower.

               (e) All monies, deposit accounts, certificates of deposit and securities of the Borrower now or hereafter in the Bank's or its agents' possession.

        The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

                                    SECTION 4

                              CONDITIONS OF LENDING

          4.01 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE: The obligation of the Bank to make the initial Advance and the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance and such first extension of credit all of the following, in form and substance satisfactory to the Bank:

               (a) Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

               (b) Continuing guaranty(ies) in favor of the Bank executed by PMR Corporation, Twin Town Outpatient, a General Partnership, Tennessee Mental Health Cooperative, Inc. and Collaborative Care, Inc. (each, a "Guarantor"), together with evidence that the execution, delivery and performance by a guarantor has been duly authorized.

               (c) The Bank shall have conducted an audit of the Borrower's books, records and operations and the Bank shall be satisfied as to the condition thereof.

               (d) Loan fees of $7,500.

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               (e) Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

          4.02 CONDITIONS PRECEDENT TO ALL ADVANCES: The obligation of the Bank to make each Advance and each other extension of credit to or on account of the Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

               (a) The Bank shall have received the documents set forth in
Section 6.06(d).

               (b) The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

               (c) The representations contained in Section 5 and in any other document, instrument or certificate delivered to the Bank hereunder are correct.

               (d) No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default.

               (e) The security interest in the Collateral has been duly authorized, created and perfected with first priority and is in full force and effect.

        The Borrower's acceptance of the proceeds of any Advance or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

                                    SECTION 5

                         REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

          5.01 STATUS: If the Borrower is other than an individual who is not conducting business as a sole proprietorship, the Borrower is a corporation, duly organized and validly existing under the laws of the State of California and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

          5.02 AUTHORITY: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

          5.03 LEGAL EFFECT: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          5.04 FICTITIOUS TRADE STYLES: There are no fictitious trade styles used by the Borrower in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described below or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

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          5.05 FINANCIAL STATEMENTS: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing

          5.06 LITIGATION: Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations or on the Collateral.

          5.07 TITLE TO ASSETS: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

          5.08 ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

          5.09 TAXES: The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

          5.10 ACCOUNTS: Each Eligible Account represents a bona fide sale conforming to the requirements of Section 1.01(i).

          5.11 ENVIRONMENTAL COMPLIANCE: The Borrower has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions. There are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials.

                                    SECTION 6

                                   COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

          6.01 PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS:
Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

          6.02 MAINTENANCE OF INSURANCE: Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

          6.03 MAINTENANCE OF COLLATERAL AND OTHER PROPERTIES: Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear. The Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

          6.04 PAYMENT OF OBLIGATIONS AND TAXES: Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

          6.05 INSPECTION RIGHTS: At any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon demand.

          6.06 REPORTING AND CERTIFICATION REQUIREMENTS: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

               (a) Not later than ninety days after the end of each of the Borrower's fiscal years, a copy of (1) the annual audited financial report of the Borrower for such year with an unqualified opinion from a firm of certified public accountants acceptable to Bank; (2) the annual consolidated and consolidating financial report of the Borrower for such year prepared by the Borrower; (3) the Borrower's Form 10K report filed with the Securities and Exchange Commission for such year; and (4) a copy of the certified public accountants management letters; and (5) the Compliance Certificate certified by the chief financial officer of the Borrower.

               (b) Not later than thirty days after the end of each of the Borrower's fiscal years, a copy of Borrower's annual financial forecast for the succeeding fiscal year.

               (c) Not later than forty-five days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Borrower's financial statement and Form 10Q filed with the Securities and Exchange Commission as of the end of such period, and the Compliance Certificate certified by the chief financial officer of the Borrower.

               (c) Not later than 20 days after the end of each month, the Borrower's consolidated and consolidating financial statement as of the end of such period.

               (d) Not later than 15 days after the end of each month, a statement of any change in (i) reserves for billing and (ii) claims not reimbursed by Medicare and the reasons therefore, maintained by any hospital with whom the Borrower or any Guarantor contract for services.

               (d) Not later than 20 days after the end of each month, (i) an aging of accounts receivable indicating separately the amount of Eligible Accounts and the amount of total accounts receivable which are current, 1 to 30 days past the date of invoice, 31 to 60 days past the date of invoice, and the amount over 60 days past the date of invoice and an aging of accounts payable indicating the amount of such payables which are current, 1 to 30 days past the date of invoice, 31 to 60 days past the date of invoice, and the amount over 60 days past the date of invoice and (ii) a borrowing base certificate in a form acceptable to Bank ("Borrowing Base Certificate"), executed by Borrower and certifying the Value of the Borrowing Base as of the last day of the preceding month.

               (e) Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

          6.07 PAYMENT OF DIVIDENDS: Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock and except dividends of up to $150,000 on preferred stock in any one fiscal year.

          6.08 REDEMPTION OR REPURCHASE OF STOCK: Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding.

          6.09 ADDITIONAL INDEBTEDNESS: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than
(i) indebtedness owed or to be owed to the Bank or (ii) indebtedness to trade creditors incurred in the ordinary course of the Borrower's business.

          6.10 LOANS: Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities and subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted.

          6.11 LIENS AND ENCUMBRANCES: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

          6.12 TRANSFER ASSETS: Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the ordinary course of business as presently conducted by the Borrower and, then, only for full, fair and reasonable consideration.

          6.13 CHANGE IN NATURE OF BUSINESS: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

          6.14 FINANCIAL CONDITION: Maintain at all times on a consolidated basis with the Guarantors:

               (a) A minimum Effective Tangible Net Worth of at least $6,000,000 plus 50% of net profit after tax at each fiscal year end.

               (b) A ratio of Debt to Effective Tangible Net Worth of not more than 2.25 to 1.

               (c) A minimum net profit after tax of not less than $75,000 at the end of the third fiscal quarter of 1996, $200,000 at the end of the fourth fiscal quarter of 1996 and thereafter, exclusive of any net decreases in contract settlement reserves.

               (d) A ratio of current assets to current liabilities of not less than 2.41 to 1.

          6.15 COMPENSATION OF EMPLOYEES: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

          6.16 CAPITAL EXPENSE: Not make any fixed capital expenditure or any commitment therefor, including, but not limited to, incurring liability for leases which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an aggregate amount exceeding $600,000 in any one fiscal year.

          6.17 NOTICE: Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $100,000 or which affects the Collateral; (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower; (iv) Medicare claims made by the hospitals with which Borrower or any Guarantor contracts that have been denied in excess of $100,000 in the aggregate; and (v) public documents and notices when filed with the relevant governmental agency.

          6.18 ENVIRONMENTAL COMPLIANCE: The Borrower shall:

               (a) Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

               (b) Not own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or related materials.

               (c) Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, threat, inquiry or filing respecting hazardous or toxic wastes, substances or related materials.

               (d) At all times indemnify and hold harmless Bank from and against any and all liability arising out of the use, generation, manufacture, storage, handling, treatment, disposal or presence of hazardous or toxic wastes, substances or related materials.

                                    SECTION 7

                                EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

          7.01 NON-PAYMENT: The Borrower shall fail to pay any Obligations within 10 days of when due.

          7.02 PERFORMANCE UNDER THIS AND OTHER AGREEMENTS: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any indebtedness of the Borrower (whether such indebtedness is owed to the Bank or third persons), and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other instrument, document or agreement, which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

          7.03 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

          7.04 INSOLVENCY: The Borrower or any Guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment

          7.05 EXECUTION: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

          7.06 REVOCATION OR LIMITATION OF GUARANTY: Any guaranty shall be revoked or limited or its enforceability or validity shall be contested by any Guarantor, by operation of law, legal proceeding or otherwise or any guarantor who is a natural person shall die.

          7.07 SUSPENSION: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

          7.08 CHANGE IN OWNERSHIP: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 10% of the issued and outstanding capital stock of the Borrower.

                                    SECTION 8

                               REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

          8.01 ACCELERATION: Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

          8.02 CEASE EXTENDING CREDIT: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

          8.03 TERMINATION: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

          8.04 NOTIFICATION OF ACCOUNT DEBTORS:

               (a) Notify any Account Debtor, any buyers or transferee of the Collateral or any other persons of the Bank's interest in the Collateral and the proceeds thereof.

               (b) Sign the Borrower's name (which authority the Borrower hereby irrevocably and unconditionally grants to the Bank) on any invoice or bill of lading relating to accounts or other drafts against the Account Debtors, notify post office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate and take possession of and open mail addressed to the Borrower and remove therefrom, proceeds of and payments on the Collateral, and demand, receive and endorse payment and give receipts, releases and satisfactions for and sue for all money payable to the Borrower.

               (c) Require the Borrower to indicate on the face of all invoices (or such other documentation as may be specified by the Bank relating to the sale, delivery or shipment of goods giving rise to the account) that the account has been assigned to the Bank and that all payments are to be made directly to the Bank at such address as the Bank may designate.

          8.05 PROTECTION OF SECURITY INTEREST: Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys' fees) incurred in connection with the foregoing.

          8.06 FORECLOSURE: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower's records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be immediately paid by the Borrower to the Bank.

          8.07 LETTERS OF CREDIT: The Bank may, at its sole and absolute discretion and in addition to any other remedies available to it hereunder or otherwise, require the Borrower to pay immediately to the Bank, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

          8.08 NON-EXCLUSIVITY OF REMEDIES: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

          8.09 APPLICATION OF PROCEEDS: All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower's indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Borrower.

                                    SECTION 9

                                  MISCELLANEOUS

          9.01 AMOUNTS PAYABLE ON DEMAND: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under the Line of Credit in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

          9.02 DEFAULT INTEREST RATE: The Borrower shall pay the Bank interest on any indebtedness or amount payable under this Agreement, from the date that such indebtedness or amount became due or was demanded to be due until paid in full, at a rate which is 3% in excess of the rate otherwise provided under this Agreement.

          9.03 DISPOSAL OF INVOICES: All documents, schedules, invoices or other papers received by the Bank from the Borrower may be destroyed or disposed of 6 months after receipt by the Bank, unless the Borrower requests in writing the return thereof, which shall be done at the Borrower's expense.

          9.04 RIGHTS OF THE BANK WITH OR WITHOUT DEFAULT: The Borrower agrees that the Bank may at any time and at its option, whether or not the Borrower is in default:

               (a) Require the Borrower to direct all Account Debtors to forward all remittances, payments and proceeds of the Collateral directly to the Bank at such address as the Bank may designate. In connection therewith, the Borrower hereby irrevocably constitutes and appoints the Bank as its attorney-in-fact to endorse the Borrower's name on any notes, acceptances, checks, drafts, money orders or other evidence of payment that may come into the Bank's possession.

               (b) Require the Borrower to deliver to the Bank, at such times designated by the Bank, records and schedules which show the status and condition of the Collateral, where it is located and such contracts or other matters which affect the Collateral.

               (c) Send verification requests to any Account Debtor.

               (d) Make inquiries of the Borrower's trade vendors.

          9.05 INDEMNIFICATION: The Borrower agrees to hold the Bank harmless from and indemnify and defend the Bank from any liability, claim, loss or expense (including, but not limited to, attorneys' fees) arising from any transaction between the Borrower and any Account Debtor including, but not limited to, any loss, claim or liability arising from:

               (a) Any violation of any federal or state consumer protection law (including, but not limited to, the federal Truth-In-Lending Act) and regulations promulgated thereunder.

               (b) Improper collection practices or procedures of the Borrower.

               (c) Any unlawful acts taken by the Borrower in connection with the collection of any account(s).

               (d) Any suit by any person against the Bank resulting or arising from such person's dealings with the Borrower.

          9.06 DISPUTE RESOLUTION: It is understood and agreed that upon the request of any party to this agreement any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising between the parties in any way arising out of, pertaining to or in connection with: (1) this Agreement, or any related agreements, documents, or instruments, (2) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements of any kind, (3) any incidents, omissions, acts, practices, or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (4) any aspect of the past or present relationships of the parties, shall be resolved through a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("J-A-M-S") as follows:

            a) Step I - Mediation: At the request of any party to the dispute, claim or controversy of the matter shall be referred to the nearest office of J-A-M-S for mediation, that is, an informal, non-binding conference or conferences between the parties in which a retired judge or justice for the J-A-M-S panel will seek to guide the parties to a resolution of the case.

            b) Step II - Unsecured Contracts - Arbitration: Should any dispute, claim or controversy remain unresolved at the conclusion of the Step I Mediation Phase then all such remaining matters shall be resolved by final and binding arbitration before a different judicial panelist, unless the parties shall agree to have the mediator panelist act as arbitrator. The hearing shall be conducted at a location determined by the arbitrator in San Diego County and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgement upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party's reasonable attorneys fees and costs. This subparagraph (b) shall apply only if, at the time of the submission of the matter to J-A-M-S, the dispute(s) or issue(s) do(es) not arise out of a transaction(s) which is/are secured by real property collateral or, if so secured, all parties consent to such submission.

      As soon as practicable after selection of the arbitrator, the arbitrator or his/her designated representative shall determine a reasonable estimate of anticipated fees and costs of the Arbitrator, and render a statement to each party setting forth that party's pro-rata share of said fees and costs. Thereafter each party shall, within 10 days of receipt of said statement, deposit said sum with the Arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

            c) Step II - Contracts Secured By Real Estate - Trial by Court Reference [Section 638(1)] Code of Civil Procedure): If the dispute, claim or controversy is not one required or agreed to be submitted to arbitration as provided by subparagraph (b) and has not been resolved by Step I mediation, then any remaining dispute, claim or controversy shall be submitted for determination by a trial on Order of Reference conducted by a retired judge or justice from the panel of J-A-M-S appointed pursuant to the provisions of California Code of Civil Procedure Section 638(1) or any amendment, addition or successor section thereto to hear the case and report a statement of decision thereon. The parties intend this general reference agreement to be specifically enforceable in accordance with said section. If the parties are unable to agree upon a member of the J-A-M-S panel to act as referee then one shall be appointed by the Presiding Judge of the county wherein the hearing is to be held. The parties shall pay in advance, to the referee, the estimated reasonable fees and costs of the reference, as may be specified in advance by the referee. The parties shall initially share equally, by paying their proportionate amount of the estimated fees and costs of the reference. Failure of any party to make such a fee deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the cause(s) of action which is(are) the subject of the reference, but shall not otherwise serve to abate, stay or suspend the reference proceeding.

               d) Provisional Remedies, Self Help and Foreclosure: No provision of, or the exercise of any right(s) under subparagraph (b), nor any other provision of this Dispute Resolution Provision, shall limit the right of any party to exercise self help remedies such as set off, to foreclose against any real or personal property collateral, or obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for provisional remedies pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

          9.07 WAIVER OF JURY TRIAL: THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.
THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          9.08 RELIANCE: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank.

          9.09 ATTORNEYS' FEES: Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, or any refinancing or restructuring in the nature of a "work-out", of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

        9.10 NOTICES: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed as set forth below or to such other address as may be specified from time to time in writing by either party to the other.

   TO THE BORROWER:                               TO THE BANK:
   PSYCHIATRIC MANAGEMENT RESOURCE, INC.          SANWA BANK CALIFORNIA
   3990 Old Town Avenue, Ste 206 A                1280 Fourth Avenue
   San Diego, CA 92110                            San Diego, CA 92101

     9.11 WAIVER: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

     9.12 CONFLICTING PROVISIONS: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

     9.13 BINDING EFFECT; ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

     9.14 JURISDICTION: This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

     9.15 HEADINGS: The headings herein set forth are solely for the purpose of identification and have no legal significance.

     9.16 ENTIRE AGREEMENT: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

   BANK:                                  BORROWER:

   SANWA BANK CALIFORNIA                  PSYCHIATRIC MANAGEMENT RESOURCE, INC.

   By:   /s/ DAVID S. CHAFFEE              By:  /s/ [SIG]
      --------------------------------        ----------------------------------

               Vice President
      --------------------------------        ----------------------------------
                (Name/Title)                          (Name/Title)

                                           By:
                                              ----------------------------------

                                           -------------------------------------
                                                      (Name/Title)

                                    EXHIBIT A
                        OFFICER'S COMPLIANCE CERTIFICATE

SANWA BANK CALIFORNIA (the "Bank")
San Diego Corporate Banking Center
1280 Fourth Avenue
San Diego, CA 92101

Attn.:  Mr. David S. Chaffee, Vice President

PMR Corporation et. al.
Psychiatric Management Resources, Inc. ("Borrower")

This certificate is furnished pursuant to Paragraph 6.06 (A&C of the Line of Credit Agreement (the "Agreement") by and between the Borrower and the Bank. Unless otherwise defined herein, the terms used in this certificate have the meanings given to them in the Agreement. As required by Paragraph 6.06 (A&C) of the Agreement, included with this certificate is a copy of the financial statement of PMR Corporation for the period ending ______________, 199___.

Attached hereto as Schedule A is a computation showing compliance by the Borrower with the covenants referred to in Section 6 of the Agreement. The figures set forth in Schedule A for determining compliance with those financial covenants are in each case true and complete as of the date hereof.

Based on the Officer's review of the Agreement and the activities of the Borrower for the period ended ______________________ 199__, to their best knowledge and belief and as of the date of this report, the Borrower and the Guarantors have performed and observed the applicable provisions contained in the Agreement to be performed by it, and no default has occurred and is continuing

            WITNESS my hand and this ___ day of  _________, 199__.


PMR Corporation




By:
   ----------------------------------
Title:     Chief Financial Officer

                                   SCHEDULE A

             Loan Compliance Certification as of ___________, 199__

                     PSYCHIATRIC MANAGEMENT RESOURCES, INC.
                            LINE OF CREDIT AGREEMENT
--------------------------------------------------------------------------------

Paragraph
 Number
---------
 6.07        Payment of Dividends, Amount Permitted $150,000                          $
                                                                                       -------------
 6.08        Redemption or purchase of Stock, Amount Permitted -0-                    $
                                                                                       -------------

 6.09        Indebtedness (Maximum $-0-, other than Purchase Money

                      New Indebtedness
                                                                                      $
                                                                                       -------------
 6.10        Loans, Amount Permitted $-0-                                             $
                                                                                       -------------
 6.12        Disposition of Assets (Maximum $-0-)                                     $
                                                                                       -------------

 6.14 (A)    Effective Tangible Net Worth (Min. $6,000,000)                           $
                                                                                       -------------
                 Actual Net Worth as of                     , 199                     $
                                                                                       -------------
                 Intangibles                                                          $
                                                                                       -------------
                 50% of NPAT $                                                        $
                                                                                       -------------
                 Effective Tangible Net Worth                                         $
                                                                                       -------------

6.14 (B)    Ratio of Debt to Effective Tangible Net Worth (</-2.25:1)                 $
                                                                                       -------------
                 Total Liabilities                                                    $
                                                                                       -------------
                 Effective Tangible Net Worth                                         $
                                                                                       -------------
                 Ratio                                                                              :1
                                                                                       -------------
6.14 (C)    Minimum Profitability of $75,000 for third quarter 1996                   $
                                                                                       -------------
            Minimum Profitability of $200,000 for fourth quarter 1996                 $
                                                                                       -------------
            Minimum Profitability of $200,000 for each quarter thereafter             $
                                                                                       -------------

                                    Page Two

                                   SCHEDULE A

            Loan Compliance Certification as of ____________, 199__

                     PSYCHIATRIC MANAGEMENT RESOURCES, INC.
                            LINE OF CREDIT AGREEMENT
--------------------------------------------------------------------------------

Paragraph
 Number
---------
6.14 (D)     Current Ratio (More than 2.41:1)

                Total Current Assets                                                  $
                                                                                       -------------
                Total Current Liabilities                                             $
                                                                                       -------------
                Ratio                                                                               :1
                                                                                       -------------

                         AMENDMENT TO CREDIT AGREEMENT


        This First Amendment to Credit Agreement (the "Amendment") is made and entered into as of 10/31/96, by and between SANWA BANK CALIFORNIA (the "Bank") and PSYCHIATRIC MANAGEMENT RESOURCES, INC. (the "Borrower") with respect to the following:

        This Amendment shall be deemed to be part of and subject to that certain Credit Agreement dated as of February 2, 1996, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the "Agreement"). Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement. To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

        WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify the Agreement.

        NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

        1. CHANGE IN DOLLAR AMOUNT. The definition of Borrowing Base provided for in Section 1.01(c) of the Agreement is deleted in its entirety and the following is substituted in lieu thereof:

                "(c) "BORROWING BASE": shall mean, as determined by the Bank from time to time, the lesser of: (i) 50% of the aggregate amount of Eligible Accounts of the Borrower, or (ii) $10,000,000." In addition, Bank may from time to time agree to lend a percentage of the amount of certificates of deposits or securities acceptable to Bank in which Bank holds a perfected, first priority security interest pursuant to security agreements and other documents satisfactory to Bank and evidencing Borrower's valid pledge and assignment of such additional collateral to Bank. Such additional collateral at the discretion of Bank shall be included in the Borrowing Base which shall, however, not exceed the sum of $10,000,000.00.

        2. NEW PROGRAM RECEIVABLES. A new definition for the term "New Program Receivables" is added to and inserted as new subsection(s) of Section
1.01 of the Agreement as follows:

                (s) "NEW PROGRAM RECEIVABLES" means and includes Borrower's accounts arising out of services rendered in connection with programs that have been approved for partial payment by Medicare but have not yet received approval by Medicare for full payment because the Account Debtor's fiscal year end statements covering such programs have not yet been reviewed by Medicare or its financial intermediary. If after such review, the program is determined by Medicare or its financial intermediary not to qualify for full payment for services rendered by or through Borrower, all accounts generated in connection with the program will not be considered part of New Program Receivables."

        3. MODIFICATION OF ELIGIBLE ACCOUNTS. Clause 9 of Section 1.01 (i) of the Agreement is deleted in its entirety and a new Clause (9) is added and inserted in its place as follows:

                "(9) Excluding New Program Receivables, all accounts of any single Account Debtor if 50% or more of the dollar amount of all such accounts are represented by accounts which have not been paid in full within 60 days from the date payment was due to 90 days from the original date of invoice, whichever is less."

        4. NEW ELIGIBLE ACCOUNT CRITERIA. A new clause (15) is added to Section 1.01(I) of the Agreement as follows:

            "(15) New Program Receivables except to the extent of the current portion thereof consisting of those accounts which are not more than 60 days past the date of invoice or 30 days past due, whichever is less."

        5.  MODIFICATION OF INTEREST RATE. The interest rates provided for in
Section 2.04 of the Agreement are reduced by one half percent (.50%) per annum.

        6. REDUCTION OF NON-USE FEE AND NEW AMENDMENT COMMITMENT FEE. From and after the date of this Agreement and the payment of the amendment commitment fee described herein, the fee provided for in Section 2.12 of the Agreement based on the unused portion of the Line of Credit is reduced from .25% per annum to .10% per annum, computed on the same basis and payable at the same times as stated in the Agreement. As a condition precedent to the effectiveness of this amendment and Bank's commitment to lend under the Agreement as revised hereby, Borrower shall pay Bank a non-refundable commitment fee of $12,500.00, which shall be deemed fully earned as of the date of this Amendment.

        7. CHANGE IN LETTER OF CREDIT FACILITY. Section 3.01 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof:

            "3.01 LETTER OF CREDIT FACILITY: Subject to the terms hereof, the Bank agrees to issue commercial letters of credit and standby letters of credit (each a "Letter of Credit") on behalf of the Borrower for general corporate purposes. At no time, however, shall the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the sum of $10,000,000 and, together with the total principal amount of all Advances, exceed the Line of Credit.

                   (a) Upon the Bank's request, the Borrower shall promptly pay to the Bank issuance fees of 1/8% per annum for commercial letters of credit and 1.5% per annum for standby letters of credit and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

                   (b) The commitment by the Bank to issue Letters of Credit
            shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no Letter of Credit shall expire on a date which is 365 days after the Expiration Date.

                   (c) Each Letter of Credit shall be in form and substance
            satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

                   (d) Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank's standard form of application for issuance of a Letter of Credit with proper insertions.

                   (e) The Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit".

        8.  MODIFICATION OF REPORTING AND CERTIFICATION REQUIREMENTS. Section
6.06 of the Agreement is hereby deleted in its entirety, and a new section 6.06 is added and inserted in its place as follows:

        "6.06   REPORTING AND CERTIFICATION REQUIREMENTS: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                (a) Not later than ninety days after the end of each of the Borrower's fiscal years, a copy of (1) the annual audited financial report of the Borrower for such year with an unqualified opinion from a firm of certified public accountants acceptable to Bank; (2) the annual consolidated and consolidating financial report of the Borrower for such year prepared by the Borrower; (3) the Borrower's Form 10K report filed with the Securities and Exchange Commission for such year; and (4) a copy of the certified public accountants management letters; and (4) the Compliance Certificate certified by the chief financial officer of the Borrower.

                (b) Not later than thirty days after the end of each of the Borrower's fiscal years, a copy of Borrower's annual financial forecast for the succeeding fiscal year.

                (c) Not later than forty-five days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Borrower's financial statement and Form 10Q filed with the Securities and Exchange Commission as of the end of such period, and the Compliance Certificate certified by the chief financial officer of the Borrower.

                (d) Not later than 30 days after the end of each month, the Borrower's consolidated and consolidating financial statement as of the end of such period.

                (e) Not later than 30 days after the end of each month, a statement of any change in (i) reserves for billing and (ii) claims not reimbursed by Medicare and the reasons therefore, maintained by any hospital with whom the Borrower or any Guarantor contract for services.

                (f) Not later than 30 days after the end of each month, (i) an aging of accounts receivable indicating separately the amount of Eligible Accounts and the amount of total accounts receivable which are current, 1 to 30 days past the date of invoice, 31 to 60 days past the date of invoice, and the amount over 60 days past the date of invoice and an aging of accounts payable indicating the amount of such payables which are current, 1 to 30 days past the date of invoice, 31 to 60 days past the date of invoice and the amount over 60 days past the date of invoice and (ii) a borrowing base certificate in a form acceptable to Bank ("Borrowing Base Certificate"), executed by Borrower and certifying the Value of the Borrowing Base as of the last day of the preceding month.

                (g) Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request."

        9. MODIFICATION OF FINANCIAL CONDITION. Section 6.14(a) and (d) of the Agreement are deleted in their entirety and the following is substituted in lieu thereof:

                "(a) A minimum Effective Tangible Net Worth of at least $9,000,000 plus 50% of net profit after tax at each fiscal year end.

                (d) A ratio of current assets to current liabilities of not less than 2.40 to 1."

                10. MODIFICATION OF CAPITAL EXPENSE. Section 6.16 of the Agreement relating to Capital Expenses is hereby modified to increase the permitted aggregate amount of capital expenditures from $600,000.00 to $2,000,000.00.

                11. MODIFICATION OF INDEMNIFICATION. Section 9.05 of the Agreement relating to Borrower's indemnification of the Bank shall not include any loss, liability, claim or expense incurred or suffered by Bank in connection with the matters covered by such section 9.05 to the extent such loss, liability, claim or expense arises as a direct result of Bank's gross negligence or willful misconduct.

                12. MODIFICATION OF EXPIRATION DATE. The Expiration Date defined in subsection (I) of Section 1.01 of the Agreement is extended from August 30, 1997, to December 31, 1997, or the date of termination of the Bank's commitment to lend under the Agreement, whichever shall first occur.

                13. CONFIRMATION OF OTHER TERMS AND CONDITIONS OF THE AGREEMENT. Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

        IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.

BANK:                                   BORROWER:

SANWA BANK CALIFORNIA                   PSYCHIATRIC MANAGEMENT RESOURCES, INC.


By: [SIG]                               By: /s/ Mark P. Clein
    ---------------------                   ----------------------------------
Its: Vice President Loans               Its: CFO
     --------------------                    ---------------------------------
                                        By: /s/ SUSAN YEAGLEY SULLIVAN
                                            ----------------------------------
                                        Its: Sr VP Finance
                                             ---------------------------------